Exhibit 10.7

OIL-DRI CORPORATION OF AMERICA
2006 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK AGREEMENT
for Common Stock

          Subject to the terms and conditions of this Agreement and the Oil-Dri Corporation of America 2006 Long Term Incentive Plan (the “Plan”), Oil-Dri Corporation of America (the “Company”) hereby grants                        [grantee name] (hereafter referred to as “You”) a grant of shares of restricted Stock, effective as of                         [date] (the “Grant Date”). “Stock” means Common Stock, of the Company, par value $.10 per share.

          1.          Number of Shares.  This grant of shares of restricted Stock shall consist of                         [number of shares] shares (the “Restricted Shares”) of Stock, of the Company.

          2.          No Payment for Shares of Restricted Stock.  No per share purchase price is required to be paid by You for the Restricted Shares.

          3.  Vesting.  All restrictions applicable to the Restricted Shares under this Agreement shall lapse, and such Restricted Shares shall vest, according to the following schedule, unless forfeited pursuant to Section 5. below:

On or after each of the following vesting dates	Cumulative percentage of Restricted Shares vested

[date]	[%]
[date]	[%]
[date]	[%]
[date]	[%]
[date]	[%]

          4.          Escrow.  Until your Restricted Shares have vested pursuant to Section 3 above, such shares shall be held in escrow by the Treasurer of the Company (the “Escrow Agent”).  The Escrow Agent will hold the Restricted Shares until directed by the Company to distribute the Restricted Shares (i) to the Company upon receipt of written authorization from the Company indicating that the Restricted Shares have been forfeited in accordance with the terms of this Agreement, or (ii) to You upon receipt of written authorization from the Company indicating that the restrictions have lapsed in accordance with the terms of this Agreement.

          5.          Forfeiture of Unvested Shares.  If, for any reason, your service as an employee terminates at any time before a vesting date, all Restricted Shares that have not yet vested as of the date of such termination shall be forfeited.  In such event, You will sign any document and take any other action required to assign the Restricted Shares back to the Company.

          6.          Ownership Rights.  As a holder of Restricted Shares, You are generally entitled to all voting and ownership rights of a holder of Stock, including the right to receive any dividends, including Stock dividends, which may be paid to holders of Stock, provided, however, that any shares of Stock received by you as a result a Stock dividend or other adjustment in capitalization shall be subject to the same risk of forfeiture, certificate delivery provisions and restrictions on transfer as the forfeitable Restricted Shares in respect of which they are issued and shall become Restricted Shares for the purposes of this Agreement, and  provided further that any dividend paid with respect to unvested Restricted Shares for which an election under Section 83(b) of the Code has not been made (i) constitutes compensation income subject to all applicable tax withholding and (ii) shall be paid on or about the date that such dividend is paid to holders of the Company’s Stock generally.

          7.          Stock Certificates.  Stock certificates evidencing the Restricted Shares shall be issued as of the Grant Date, shall be registered in your name, shall bear a legend referring to the restrictions applicable to the Restricted Shares, and shall be held in escrow by the Treasurer of the Company.  You shall, simultaneously with execution of this Agreement, execute and deliver in blank a stock power to facilitate the transfer of the Restricted Shares in the event of a forfeiture of the Restricted Shares. Subject to Section 10 of this Agreement, applicable stock certificates representing Restricted Shares as to which restrictions have lapsed as of any Vesting Date will be delivered to You as soon as practicable after such Vesting Date.

          8.          No Right to Remain as an Employee.  Neither the existence of the Plan nor the grant of this Restricted Stock shall obligate the Company to retain You as an employee.

          9.          Shares Non-transferable.  The Restricted Shares are not transferable until such shares become non-forfeitable.

          10.          Taxes.  The Company is not required to issue certificates for unrestricted shares of Stock upon any Vesting Date unless You (or your estate or personal representative) first pay to the Company such amount, if any, as it may request to satisfy any liability it may have to withhold federal, state, or local income or other taxes relating to the Restricted Shares which vest on such Vesting Date.  The Company shall have the right to take such other action as may be necessary or appropriate to satisfy any tax withholding obligations.

          11.  Incorporation of Plan.  The Plan is an integral part of, and is incorporated by reference in, this Agreement.  Any capitalized terms not defined in this Agreement shall have the meanings specified in the Plan.

          12.  Amendments.  This Agreement may be amended only by a writing executed by the Company and You which specifically states that it amends this Agreement.  The Board can amend the Plan as provided therein, except that no such amendment shall adversely affect your rights under this Agreement without your consent.

          13.          Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Treasurer.  Any notice to be given to You shall be addressed to You at the address listed in the Company’s records.  By a notice given pursuant to this Section, either party may designate a different address for notices.  Any notice shall have been deemed given when actually delivered.

          14.          Severability.  If any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any part of the Agreement not declared to be unlawful or invalid.  Any part so declared unlawful or invalid shall, if possible, be construed in a manner which gives effect to the terms of such part to the fullest extent possible while remaining lawful and valid.

          15.          Applicable Law.  This Agreement shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Delaware.

          16.          Headings.  Headings in this Agreement are provided for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

*     *     *     *

          Please indicate your acceptance of this Agreement by signing the enclosed copy in the space provided below and returning to the Treasurer of the Company, the signed copy of this Agreement and a stock power executed by You in blank.  Please do so at your earliest convenience, and in any event within 10 days after the date of this Agreement.

OIL-DRI CORPORATION OF AMERICA

By:

ACCEPTED AND AGREED:

Participant

Date: ____________________